Exhibit 3.9

Eaton Controls (Luxembourg) S.à r.l.

Société a responsabilité limitée

Siège social:	12, rue Eugène Ruppert L-2453 Luxembourg R.C.S. Luxembourg B 9.145

STATUTS COORDONNES à la date du 25 Janvier 2013

Kapitel I. Form. Name. Sitz. Gegenstand. Dauer

Art. 1. Form. Name. Es wird hiermit eine Gesellschaft mit beschränkter Haftung (die “Gesellschaft”) gegründet, die den Gesetzen des Großherzogtums Luxemburg (den “Gesetzen”) und den Bestimmungen der vorliegenden Satzung (die “Satzung”) unterliegt.

Die Gesellschaft kann aus einem Alleingesellschafter, der Eigentümer aller Gesellschaftsanteile ist, oder aus mehreren Gesellschaftern, deren Zahl jedoch vierzig (40) nicht überschreiten darf, bestehen.

Die Gesellschaft wird unter dem Namen “Eaton Controls (Luxembourg) S.à r.l.” firmieren.

Art. 2. Sitz. Die Gesellschaft wird ihren Sitz in der Stadt Luxemburg haben.

Der Gesellschaftssitz kann durch einen Beschluss der (des) Geschäftsführer(s) an jeden anderen Ort innerhalb der Stadt Luxemburg verlegt werden.

Zweigniederlassungen oder andere Geschäftsstellen können durch einen Beschluss der (des) Geschäftsführer(s) entweder im Großherzogtum Luxemburg oder im Ausland errichtet werden. Sollte(n) die (der) Geschäftsführer oder die Geschäftsführung der Auffassung sein, dass außergewöhnliche Ereignisse politischer, wirtschaftlicher oder gesellschaftlicher Art aufgetreten sind oder unmittelbar bevorstehen, die die normale Geschäftsführung der Gesellschaft am Gesellschaftssitz oder den Austausch mit der Geschäftsstelle am Gesellschaftssitz beziehungsweise zwischen der Geschäftsstelle am Gesellschaftssitz und im Ausland befindlichen Personen beeintrachtigen könnten, so kann die Gesellschaft den Gesellschaftssitz vorübergehend bis zur völligen Beilegung der außergewöhnlichen Ereignisse ins Ausland verlegen. Diese vorübergehenden Maßnahmen haben keinerlei Auswirkungen auf das Statut der Gesellschaft, welche trotz der vorübergehenden Verlegung ihres Sitzes weiterhin den luxemburgischen Gesetzen unterliegt. Die genannten vorübergehenden Maßnahmen sind von der Geschäftsführung zu beschließen und den hiervon betroffenen Dritten mitzuteilen.

Art. 3. Gesellschaftszweck Der Zweck der Gesellschaft umfasst den Verkauf von Erzeugnissen der Firma Klöckner-Moeller GmbH, Bonn, sowie den Bau und Verkauf von Steuerungs- und Verteileranlagen und alle damit verbundenen Geschäfte.

Der Zweck der Gesellschaft umfasst die Akquisition, das Halten und die Veräußerung von Beteiligungen in luxemburgischen und/oder ausländischen Untemehmen, sowie die Verwaltung, Entwicklung und Betreuung solcher Beteiligungen.

Die Gesellschaft kann zugunsten von Untemehmen, welche der Untemehmensgruppe angehören, jede finanzielle Unterstützung gewähren, wie zum Beispiel die Gewahrung von Darlehen, Garantien und Sicherheiten jeglicher Art und Form.

Die Gesellschaft kann auch in Immobilien, geistiges Eigentum oder jegliche anderen beweglichen oder unbeweglichen Vermögensgüter investieren.

Die Gesellschaft kann in jeder Art und Form Darlehen aufhehmen und private Emissionen von Schuldscheinen oder ähnlichen Schuldtiteln oder Warrants oder ähnliche Anteile, die Recht auf Aktien geben, ausgeben.

Generell kann die Gesellschaft jede kommerzielle, industrielle oder finanzielle Tätigkeit ausführen, welche für die Ausführung und Entwicklung ihres Zweckes dienlich ist.

Art.4. Dauer. Die Gesellschaft ist für eine unbegrenzte Dauer gegründet. Sie kann jederzeit aufgelöst werden durch einen Beschluss des/der Gesellschafter, der in Übereinstimmung mit dem nach dem Gesetz oder dieser Satzung für die Änderung der Satzung erforderlichen Quorum und den erforderlichen Mehrheiten gefasst wird, und in Übereinstimmung mit Artikel 29 dieser Satzung.

Kapitel II. Kapital. Anteile

Art. 5. Ausgegebenes Gesellschaftskapital. Das ausgegebene Kapital der Gesellschaft beträgt einhundertfünfundzwanzig Millionen zwölftausend- fünfhundert Euro (EUR 125.012.500,-), und ist in eine Million einhundert (1.000.100) Anteile mit einem Nennwert von je hundertfünfundzwanzig Euro (EUR 125,-) aufgeteilt. Alle Anteile sind vollständig eingezahlt.

Vorbehaltlich gegenteiliger Bestimmungen der Satzung oder des Gesetzes sind alle Anteile mit denselben Rechten und Pflichten ausgestattet.

Zusätzlich zum ausgegebenen Gesellschaftskapital kann ein Aufgeldkonto eingerichtet werden auf dem alle Emissionsaufgelder, die auf einen Anteil eingezahlt werden, verbucht werden. Der Betrag dieses Aufgeldkontos kann zur Zahlung von Anteilen, die die Gesellschaft von ihrem(n) Gesellschafter(n) zurückkauft, zum Ausgleich von realisierten Nettoverlusten, zur Auszahlung an den/die Gesellschafter in Form von Dividenden oder um Mittel zur gesetzlichen Rücklage bereitzustellen, verwendet werden.

Art. 6. Anteile. Jeder Anteil berechtigt zu einer Stimme.

Jeder Anteil ist der Gesellschaft gegenüber unteilbar.

Gemeinschaftliche Eigentümer von Anteilen müssen sich gegenüber der Gesellschaft durch einen gemeinsamen Bevollmächtigten, der auch ein Dritter sein kann, vertreten lassen.

Der Alleingesellschafter kann seine Anteile frei übertragen.

Besteht die Gesellschaft aus mehreren Gesellschaftern, so sind die Anteile unter ihnen frei übertragbar und die Anteile können nur dann an Nicht-Gesellschafter übertragen werden, wenn die Gesellschafter mit einer Mehrheit, die mindestens drei Viertel (3/4) des Gesellschaftskapitals darstellt, ihr Einverständnis erklären.

Die Übertragung von Anteilen muss durch notarielle Urkunde oder durch privatschriftlichen Vertrag belegt werden. Eine solche Übertragung wird gemäß Artikel 1690 des Bürgerlichen Gesetzbuches Luxemburgs erst dann gegenüber der Gesellschaft und Dritten bindend, wenn sie der Gesellschaft gegenüber ordnungsgemäß angezeigt oder von dieser angenommen worden ist.

Die Gesellschaft ist berechtigt ihre eigenen Anteile im Hinblick auf deren sofortige Annullierung zurückzuerwerben.

Anteilsbesitz führt die stillschweigende Akzeptanz der Satzung und der von den (dem) Gesellschaftern gültig getroffenen Beschlüsse mit sich.

Art. 7. Kapitalerhöhung und Kapitalherabsetzung. Das Gesellschaftskapital kann durch einen Beschluss der (des) Gesellschafter(s), der mit Anwesenheits- und Mehrheitsverhältnissen, wie sie aufgrund der Gesetze oder der Satzung zur Änderung der Satzung erforderlich sind, gefasst wird, einmal oder mehrmals erhöht oder herabgesetzt werden.

Art. 8. Handlungsunfahigkeit Konkurs oder Insolvenz eines Gesellschafters. Die Handlungsunfähigkeit, der Konkurs oder die Insolvenz oder ein vergleichbarer, die (den) Gesellschafter betreffender Umstand, hat nicht die Auflösung der Gesellschaft zur Folge.

Kapitel III. Geschäftsführer. Wirtschaftsprüfer

Art. 9. Geschäftsführer. Die Gesellschaft wird von einem oder mehreren Geschäftsführern, welche keine Gesellschafter sein müssen, geführt (die (der)“Geschäftsführer”).

Werden zwei (2) Geschäftsführer bestellt, so verwalten sie die Gesellschaft gemeinschaftlich.

Werden mehr als zwei (2) Geschäftsführer bestellt, so wird ein Geschäftsführungsrat (der “Geschäftsführungsrat”) gegründet.

Die Geschäftsführer werden durch die (den) Gesellschafter emannt, welche(r) ihre Anzahl und die Dauer ihres Mandats festlegt. Die (der) Geschäftsführer können wiederemannt werden und können jederzeit, mit oder ohne Grund, durch einen Beschluss der (des) Gesenschafter(s) abberufen werden.

Die (der) Gesellschafter können (kann) beschließen, die gewählten Geschäftsführer als Geschäftsführer A (der (die) “Geschäftsführer A”)) oder als Geschäftsführer B (die (der) “Geschäftsführer B”)) zu qualifizieren.

Der/die Gesellschafter soll(en) weder an der Geschäftsführung teilnehmen noch sich in diese einmischen.

Art. 10. Befugnisse der (des) Geschäftsführer(s). Die (der) Geschäftsführer haben (hat) die weitestgehenden Befugnisse, um alle zur Erreichung des Gesellschaftszwecks notwendigen oder nützlichen Handlungen vorzunehmen.

Sämtliche Befugnisse, die die Satzung oder die Gesetze nicht ausdrücklich den Gesellschaftern oder den Wirtschaftsprüfern vorbehalten, Fällen in die Zuständigkeit der (des) Geschäftsführer(s).

Art. 11. Übertragung von Befugnissen—Vertretung der Gesellschaft. Die (der) Geschäftsführer können (kann) spezielle Befugnisse oder Vollmachten an Personen oder Ausschtüsse, die von ihnen gewählt werden, übertragen oder diese mit bestimmten standigen oder zeitweiligen Funktionen ausstatten.

Die (der) Geschäftsführer können (kann) die tägliche Geschäftsführung der Gesellschaft und die Vertretung der Gesellschaft innerhalb der täglichen Geschäftsführung an eine oder mehrere Personen oder Gremien ihrer (seiner) Wahl übertragen.

Die Gesellschaft wird Dritten gegenüber durch die alleinige Unterschrift des einzigen Geschäftsführers oder, wenn mehr als ein Geschäftsführer ernannt worden ist, durch die gemeinsame Unterschriften von zwei Geschäftsführern, gebunden.

Falls die (der) Gesellschafter die Geschäftsführer als Geschäftsführer A oder als Geschäftsführer B qualifiziert haben (hat), ist die Gesellschaft Dritten gegenüber nur gebunden, wenn ein Geschäftsführer A und ein Geschäftsführer B gemeinsam unterzeichnen.

Die Gesellschaft wird Dritten gegenüber auch durch die gemeinsame oder alleinige Unterschrift derjenigen Personen gebunden, denen eine spezielle Vollmacht von dem (den) Geschäftsführer(n) übertragen worden ist, jedoch nicht über die Grenzen dieser speziellen Vollmacht hinaus.

Art. 12. Sitzung des Geschäftsführungsrates. Für den Fall, dass ein Geschäftsführungsrat bestellt wird, gelten folgende Regeln:

Der Geschäftsführungsrat kann aus seiner Mitte einen Vorsitzenden benennen (der “Vorsitzende”). Er kann auch einen Schriftführer benennen, welcher selbst kein Geschäftsführer sein muss und für die Protokollfuhrung der Sitzung der Geschäftsführung zustandig ist (der “Schriftführer”).

Der Geschäftsführungsrat tritt nach Aufruf durch den Vorsitzenden zusammen. Eine Versammlung des Geschäftsführungsrates muss einberufen werden, wenn zwei (2) seiner Mitglieder dies verlangen.

Der Vorsitzende steht alien Versammlungen des Geschäftsführungsrates vor, es sei denn, dass in seiner Abwesenheit des Geschäftsführungsrates ein anderes Mitglied des Geschäftsführungsrates durch mehrheitliche Abstimmung durch die anwesenden oder vertretenen Mitglieder als zeitweisen Vorsitzenden ernennt.

Außer in Dringlichkeitsfällen oder mit vorheriger Zustimmung aller Teilnahmeberechtigten, werden die Sitzungen des Geschäftsführungsrates mindestens drei (3) Kalendertage vor ihrem Termin schriftlich durch ein die Schriftlichkeit gewährleistendes Kommunikationsmittel einberufen. Jede dieser Benachrichtigungen soil Ort und Zeit der Sitzung sowie die Tagesordnung und die Art der zu behandelnden Geschäftstätigkeit angeben. Auf die Mitteilung kann durch ordnungsgemäß dokumentierten Beschluss jedes Geschäftsführungsmitglieds verzichtet werden. Für Sitzungen, deren Zeit und Ort in einem zuvor von der Geschäftsführung angenommenen Beschluss festgelegt wurde, ist keine gesonderte Benachrichtigung erforderlich.

Die Sitzungen des Geschäftsführungsrates finden in Luxemburg oder an einem anderen Ort statt, den die Geschäftsführung von Zeit zu Zeit bestimmen kann.

Jeder Geschäftsführer kann sich bei den Sitzungen des Geschäftsführungsrates durch ein anderes Mitglied des Geschäftsführungsrates vertreten lassen, indem er dieses hierzu schriftlich ermächtigt; die Bevollmächtigung kann durch jedes die Schriftlichkeit gewährleistendes Kommunikationsmedium übertragen werden. Jeder Geschäftsführer kann einen oder mehrere Geschäftsführer vertreten.

Die Beschlussfähigkeit des Geschäftsführungsrates erfordert die Anwesenheit von mindestens der Hälfte (1/2) seiner amtierenden Mitglieder, wobei im Falle einer der Qualifizierung der Geschäftsführer als Geschäftsführer A oder als Geschäftsführer B, außerdem mindestens ein (1) Geschäftsführer A und ein (1) Geschäftsführer B anwesend sein muss.

Entschlüsse werden per Mehrheitsbescheid aller bei der Sitzung anwesenden oder vertretenen Mitglieder des Geschäftsführungsrates gefasst.

Ein oder mehrere Mitglieder des Geschäftsführungsrates können an Sitzungen durch eine Telefonkonferenzschaltung oder durch ähnliche Mittel, welche die gleichzeitige Kommunikation zwischen den Teilnehmem sicherstellt, teilnehmen. Diese Teilnahmeform wird der persönlichen Anwesenheit bei der Sitzung gleichgestellt.

Eine von alien Geschäftsführern unterzeichnete Entscheidung steht einem Beschluss gleich, der in einer ordnungsgemäß einberufenen und abgehaltenen Sitzung des Geschäftsführungsrates gefasst worden wäre. Ein solcher Beschluss kann in einem einzigen Dokument oder in mehreren getrennten Dokumenten desselben Inhalts und jeweils von einem oder mehreren Geschäftsführern unterzeichnet festgehalten sein.

Art. 13. Beschlüsse der Geschäftsführung. Die Beschlüsse der(s) Geschäftsführer(s) werden schriftlich festgehalten.

Alle Sitzungsprotokolle werden vom Vorsitzenden und vom Schriftführer (falls es einen solchen gibt) unterzeichnet. Alle Vollmachten werden den betreffenden Sitzungsprotokollen beigefügt.

Kopien oder Auszüge der schriftlichen Beschlüsse oder Sitzungsprotokolle, die in rechtlichen Verfahren oder anderweitig übermittelt werden, können von einem Geschäftsführer oder durch zwei (2) Geschäftsführer gemeinsam, wenn mehr als ein Geschäftsführer ernannt wurde, unterzeichnet werden.

Art. 14. Vergütung und Ausgaben. Vorbehaltlich der Zustimmung durch die (den) Gesellschafter, können (kann) die (der) Geschäftsführer eine Vergütung hinsichtlich ihrer (seiner) Verwaltung der Gesellschaft erhalten. Darüber hinaus können den Geschäftsführern sämtliche Ausgaben, die im Rahmen einer solchen Verwaltung oder zur Verfolgung des Gesellschaftsgegenstandes getätigt wurden, zurückerstattet werden.

Art. 15. Interessenkonflikte. Wenn einer der Geschäftsführer der Gesellschaft ein persönliches Interesse an einem Rechtsgeschäft der Gesellschaft hat oder haben könnte, muss er dieses persönliche Interesse den anderen Geschäftsführern anzeigen und darf nicht an der Abstimmung über dieses Rechtsgeschäft teilnehmen.

Falls es nur einen Geschäftsführer gibt, genügt es, dass das Rechtsgeschäft zwischen der Gesellschaft und ihrem Geschäftsführer, der ein entgegengesetztes Interesse hat, schriftlich festgehalten wird.

Die vorstehenden Bestimmungen sind nicht anwendbar wenn (i) das betreffende Rechtsgeschäft unter fairen Marktbedingungen eingegangen wurde und (ii) in die gewöhnlichen Geschäftsabläufe der Gesellschaft fällt.

Kein Vertrag oder sonstiges Rechtsgeschäft zwischen der Gesellschaft und irgendeiner anderen Gesellschaft oder irgend einem anderen Unternehmen wird durch den bloßen Umstand beeinträchtigt oder ungültig, dass ein oder mehrere Geschäftsführer oder Bevollmächtigte der Gesellschaft persönlich an einer solchen Gesellschaft oder einem solchen Untemehmen beteiligt sind oder Geschäftsführer, Gesellschafter, Bevollmächtigte(r) oder Angestellte(r) einer solchen Gesellschaft oder eines solchen Unternehmen sind. Keine Person, welche in einer der zuvor beschriebenen Weise mit einer Gesellschaft in Beziehung steht, mit der die Gesellschaft vertragliche Beziehungen eingeht oder sonst wie Geschäfte tätigt, wird automatisch daran gehindert über solche Verträge oder andere Geschäfte zu beraten, abzustimmen oder zu handeln.

Art. 16. Haftung der Geschäftsführung—Freistellung. Die (der) Geschäftsführer treffen (trifft) keine persönliche Haftung hinsichtlich der aufgrund ihrer (seiner) Funktion für die Gesellschaft eingegangenen Verpflichtungen.

Geschäftsführer sind für die Ausführung ihrer Aufgaben verantwortlich.

Die Gesellschaft stellt jeden Geschäftsführer, Angestellten oder Mitarbeiterund, gegebenenfalls, dessen Erben, Nachlassverwalter und Vermögensverwalter, von Schäden und Ausgaben frei, die ihm im Zusammenhang eines Rechtsstreits oder eines Prozesses, an dem er aufgrund seiner Funktion als Geschäftsführer oder früherer Geschäftsführer, Angestellter oder Mitarbeiter der Gesellschaft beteiligt ist. Das Gleiche gilt, wenn er auf Anfrage der Gesellschaft für eine andere Gesellschaft an der die Gesellschaft beteiligt ist oder von der sie Gläubigerin ist, Ausgaben tätigt und der gegenüber er nicht zur Freistellung berechtigt ist, außer bei Klagsachen in denen er schließlich endgültig wegen grober Fahrlässigkeit oder Misswirtschaft verurteilt wurde. Im Falle eines Vergleichs wird Freistellung nur für vom Vergleich umfasste Fragen gewährt, bei denen die Gesellschaft von ihrem Rechtsbeistand dahingehend beraten worden ist, dass der freizustellenden Person keine grobe Fahrlässigkeit oder grobes Fehlverhalten vorzuwerfen ist. Das vorgenannte Recht zur Freistellung schlielßt keine anderen Rechte aus zu denen die betreffende Person berechtigt ist.

Art. 17. Wirtschaftsprüfer. Außer in den Fällen, in denen die gesetzlichen Bestimmungen die Prüfung der Jahresabschlüsse und konsolidierten Jahresabschlüsse durch einen unabhängigen Wirtschaftsprüfer vorsehen, wird das Geschäft der Gesellschaft und deren finanzielle Situation, emschließlich der Bücher und Konten durch Wirtschaftsprüfer, welche nicht Gesellschafter zu sein brauchen, geprüft.

Die statutorischen oder unabhängigen Wirtschaftsprüfer, falls es solche gibt, werden durch die (den) Gesellschafter emannt, der ihre Anzahl und die Dauer ihres Mandats festlegt. Die Wirtschaftsprüfer können wiederernannt werden und können jederzeit, mit oder ohne Grund, durch einen Beschluss der (des) Gesellschafter(s) abberufen werden außer in Fällen, in denen das Gesetz vorschreibt, dass der unabhängige Wirtschaftsprüfer nur aufgrund schwerwiegendem Grund abberufen werden kann.

Kapitel IV. Gesellschafter

Art. 18. Befugnisse der Gesellschafter. Die Gesellschafter haben die Rechte, die ihnen nach der Satzung und dem Gesetz zustehen. Besteht die Gesellschaft nur aus einem Gesellschafter, so übt dieser die Befugnisse aus, die das Gesetz der Gesellschafterversammlung übertragen hat.

Jede ordnungsgemäß zusammengetretene Gesellschafterversammlung repräsentiert alle Gesellschafter.

Art 19. Jahresgesellschafterversammlung. Die Jahresgesellschafterversammlung, die verpflichtend abgehalten werden muss wenn die Gesellschaft mehr als fünfundzwanzig (25) Gesellschafter hat, wird am 20. im Monat März um 10.00 Uhr morgens am Gesellschaftssitz oder an einem anderen, in der Einberufung vorgesehenem, Ort innerhalb des Großherzogtums Luxemburg abgehalten.

Wenn dieser Tag ein Tag ist an dem Banken in Luxemburg nicht geöffnet sind, wird die Versammlung am darauffolgenden Werktag abgehalten.

Art. 20. Andere Gesellschafterversammlungen. Besteht die Gesellschaft aus mehreren, jedoch nicht mehr als fünfundzwanzig (25) Gesellschaftern, können die Beschlüsse der Gesellschafter in schriftlicher Form gefasst werden. Schriftliche Beschlüsse können in einem einzigen Dokument oder in mehreren getrennten Dokumenten desselben Inhalts und jeweils von einem oder mehreren Gesellschaftern unterzeichnet festgehalten sein. Sind die zu fassenden Beschlüsse von den Geschäftsführern an die Gesellschafter ubermittelt worden, so sind die Gesellschafter verpflichtet innerhalb von fünfzehn (15) Kalendertagen seit dem Eingang des Textes des vorgeschlagenen Beschlusses ihre Entscheidung zu treffen und sie der Gesellschaft durch jedes, die Schriftlichkeit gewährleistendes Kommunikationsmittel, zukommen zu lassen. Die Bestimmungen zur Beschlussfähigkeit und den erforderlichen Mehrheiten bei Beschlüssen der Gesellschafterversammlung sind sinngemäß auf die Beschlussfassung im schriftlichen Verfahren anwendbar.

Gesellschafterversammlungen, einschließlich der Jahresgesellschafterversammlung werden am Gesellschaftssitz abgehalten oder an jedem anderen Ort im Großherzogtum Luxemburg; sie können im Ausland abgehalten werden, wenn Umstande höherer Gewalt, deren Einschätzung im alleinigen Interesse des (der) Geschäftsführer(s) liegt, dies erforderlich machen.

Art. 21. Mitteilung von Gesellschafterversammlungen. Außer in den Fällen eines Alleingesellschafters, können sich die Gesellschafter auch auf Einberufungsschreiben versammeln, das in Übereinstimmung mit der Satzung oder dem Gesetz von den Geschäftsführern, oder andernfalls durch die statutorischen Wirtschaftsprüfer (falls vorhanden) ausgegeben wird oder andernfalls durch Gesellschafter, die mehr als die Hälfte des Gesellschaftskapitals repräsentieren.

Das an die Gesellschafter gesendete Einberufungsschreiben gibt die Zeit, den Ort und die Tagesordnung der Gesellschafterversammlung an sowie die Eigenart der zu behandelnden Geschäftsätigkeit. Die Tagesordnung soll gegebenenfalls eine vorgeschlagene Satzungsänderung darlegen und gegebenenfalls die Änderungen angeben, die den Gesellschaftszweck oder die Rechtsform der Gesellschaft betreffen.

Sind alle Gesellschafter bei der Gesellschafterversammlung anwesend oder vertreten und erklären sie, dass sie über die Tagesordnung ordnungsgemäß in Kenntnis gesetzt worden sind, so kann die Versammlung ohne vorherige Einberufung abgehalten werden.

Art. 22. Anwesenheit Vertretung. Alle Gesellschafter besitzen bei jeder Gesellschafterversammlung ein Teilnahme- und Rederecht.

Ein Gesellschafter kann sich durch schriftliche Ermächtigung, welche durch ein die Schriftlichkeit gewährleistendes Kommunikationsmittel übermittelt wurde, bei jeder Gesellschafterversammlung durch eine andere Person, die nicht selbst Gesellschafter sein muss, vertreten lassen.

Art. 23. Verfahren. Den Vorsitz der Gesellschafterversammlung führt der Vorsitzende oder eine Person, die hierzu von den Geschäftsführern oder andernfalls durch die Gesellschafterversammlung ernannt wird.

Der Vorsitzende der Gesellschafterversammlung ernennt einen Schriftführer.

Die Gesellschafterversammlung ernennt einen (1) Stimmzähler, der unter den Personen, die bei der Gesellschafterversammlung anwesend sind, gewählt wird.

Der Vorsitzende, der Schriftführer und der Stimmzähler bilden zusammen den Vorstand der Gesellschafterversammlung.

Art. 24. Abstimmung. Bei jeder Gesellschafterversammlung, die nicht zur Änderung der Satzung oder zur Fassung von Beschlüssen, die den Mehrheitsverhältnissen, wie sie zur Änderung der Satzung erforderlich sind, unterliegen, werden Beschlüsse von Gesellschaftern gefasst, die mehr als die Hälfte (1/2) des Gesellschaftskapitals repräsentieren.

Wenn eine solche Mehrheit nicht bei der ersten Versammlung oder bei dem ersten Versuch einer schriftlichen Beschlussfassung erreicht wird, werden die Gesellschafter ein zweites Mai einberufen oder konsultiert; Beschlüsse werden dann unabhängig von der Anzahl der vertretenen Aktien, durch einfache Mehrheit der abgegebenen Stimmen gefasst.

Bei jeder Gesellschafterversammlung, die in Übereinstimmung mit der Satzung oder den Gesetzen zum Zwecke der Satzungsänderung oder zur Abstimmung über Beschlüsse, die den Mehrheitsverhältnissen, wie sie zur Änderung der Satzung erforderlich sind, unterliegen, einberufen wird, entsprechen die Mehrheitsverhältnisse den Mehrheit der Anzahl der Gesellschafter, die mindestens drei Viertel (3/4) des Gesellschaftskapitals repräsentieren.

Art. 25. Protokolle. Das Protokoll der Gesellschafterversammlung wird von den anwesenden Gesellschaftern unterzeichnet und kann von Gesellschaftern, oder Vertretern von Gesellschaftern, die dies verlangen, unterzeichnet werden.

Die vom Alleingesellschafter gefassten Beschlüsse werden schriftlich festgehalten und von dem Alleingesellschafter unterzeichnet. Kopien oder Auszüge der von den (dem) Gesellschafter(n) angenommenen Beschlüsse sowie des Sitzungsprotokolls der Gesellschafterversammlung, die in rechtlichen Verfahren oder anderweitig übermittelt werden, können von einem Geschäftsführer oder durch zwei (2) Geschäftsführer gemeinsam, wenn mehr als ein Geschäftsführer ernannt worden ist, unterzeichnet werden.

Kapitel V. Geschäftsjahr. Finanzberichte. Ausschüttung von gewinnea

Art. 26. Geschäftsjahr. Das Geschäftsjahr der Gesellschaft beginnt am ersten Januar und endet am einunddreißigsten Dezember eines jeden Jahres.

Art. 27. Annahme der Finanzberichte. Am Ende eines jeden Geschäftsjahres werden die Konten geschlossen und die Geschäftsführer erstellen in Übereinstimmung mit den gesetzlichen Bestimmungen ein Verzeichnis der Vermögensanlagen und Verpflichtungen sowie die Bilanz und die Gewinn- und Verlustrechnung.

Der Jahresabschluss und/oder der konsolidierte Jahresabschluss (werden) wird den (dem) Gesellschafter(n) vorgelegt.

Jeder Gesellschafter kann in diese Finanzdokumente am Gesellschaftssitz einsehen. Besteht die Gesellschaft aus mehr als fünfündzwanzig (25) Gesellschaftern, kann dieses Recht nur während einer Zeitspanne von fünfzehn (15) Kalendertagen bis zum Datum der jährlichen Hauptversammlung ausgeübt werden.

Art. 28. Gewinnverteilung. Von dem jährlichen Reingewinn der Gesellschaft werden mindestens fünf Prozent (5%) der gesetzlich vorgesehenen Rücklage zugewiesen (die “Rücklage”). Diese Verpflichtung entfällt sobald und solange diese Rücklage die Höhe von zehn Prozent (10%) des Gesellschaftskapitals erreicht.

Nach der Zuweisung zur gesetzlichen Rücklage bestimmen die Gesellschafter wie der verbleibende jährliche Reingewinn verteilt werden soll indem sie diesen vollständige oder teilweise einer Rücklage zuweisen, auf das nächste Geschäftsjahr vortragen oder, zusammen mit vorgetragenen Gewinnen, ausschüttbaren Rücklagen oder Ausgabeprämien an die Aktionäre ausschütten, wobei jeder Anteil in gleichem Verhältnis zur Teilnahme an einer solchen Ausschüttung berechtigt.

Vorbehaltlich der (gegebenenfalls) gesetzlich vorgeschriebenen Bedingungen und unter Berücksichtigung der vorstehenden Bestimmungen, können die Geschäftsführer eine Abschlagsdividende an die Aktionäre auszahlen. Die Geschäftsführer legen die Summe und das Datum einer solchen Abschlagszahlung fest.

Kapitel VI. Auflösung, Liquidation

Art. 29. Auflösung, Liquidation. Die Gesellschaft kann durch einen Entschluss der (des) Gesellschafter(s) aufgelöst werden, der durch die Hälfte der Gesellschafter gefasst wird, die mindestens drei viertel (3/4) des Gesellschaftskapitals repräsentieren.

Sollte die Gesellschaft aufgelöst werden, so wird die Liquidation durch die (den) Geschäftsführer oder andere (natürliche oder juristische) Personen durchgeführt, deren Befugnisse und Vergütung von den (dem) Gesellschafter(n) bestimmt werden.

Nach Begleichung aller Schulden und sonstiger gegen die Gesellschaft bestehenden Ansprüche einschließlich der Liquidationskosten wird der Reinerlöse aus der Abwicklung an die Aktionäre so verteilt, dass das wirtschaftliche Ergebnis den auf die Ausschüttung von Dividenden anwendbaren Regeln entspricht.

Kapitel VII. Geltendes Recht

Art. 30. Geltendes Recht. Sämtliche Angelegenheiten, die nicht durch die vorliegende Satzung geregelt sind, bestimmen sich nach den Gesetzen, insbesondere dem Gesetz über die Handelsgesellschaften vom 10. August 1915, in der zuletzt geltenden Fassung.

Hereon follows the English translation of the above text:

Chapter I. - Form. Name. Registered office. Obiect. Duration.

Art. 1. Form, Name. There is hereby established a société a responsabilité limitée (the “Company”) governed by the laws of the Grand Duchy of Luxembourg (the “Laws”) and by the present articles of incorporation (the “Articles of Incorporation”).

The Company may be composed of one single shareholder, owner of all the shares, or several shareholders, but not exceeding forty (40) shareholders.

The Company will exist under the name of “Eaton Controls (Luxembourg) S.à r.l.”

Art. 2. Registered Office. The Company will have its registered office in the City of Luxembourg.

The registered office may be transferred to any other place within the City of Luxembourg by a resolution of the Manager(s).

Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by resolution of the Manager (s).

In the event that, in the view of the Manager(s), extraordinary political, economic or social developments occur or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communications with such office or between such office and persons abroad, the Company may temporarily transfer the registered office abroad, until the complete cessation of these abnormal circumstances. Such temporary measures will have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of the registered office, will remain a company governed by the Laws. Such temporary measures will be taken and notified to any interested parties by the Manager(s).

Art. 3. Object. The object of the Company is the sale of goods manufactured by Klöckner-Moeller GmbH, Bonn, as well as the construction and sale of control and dispenser installations and all business dealings and investments in commercial and industrial undertakings in connection with such constructions and/or sales.

The Company may acquire, hold and dispose of interests in Luxembourg and/or in foreign companies and undertakings, as well as the administration, development and management of such interests.

The Company may provide loans and financing in any other kind or form or grant guarantees or security in any other kind or form, in favour of the companies and undertakings forming part of the group of which the Company is a member.

The Company may also Invest in real estate, in intellectual property rights or any other movable or immovable assets in any kind or form.

The Company may borrow in any kind or form and privately issue bonds, notes or any other debt instruments as well as warrants or other share subscription rights.

In a general fashion, the Company may carry out any commercial, industrial or financial operation, which it may deem useful in the accomplishment and development of its purposes.

Art. 4. Duration. The Company is formed for an unlimited duration.

It may be dissolved at any time by a resolution of the shareholder(s), voting with the quorum and majority rules set by the Laws or by the Articles of Incorporation, as the case may be pursuant to article 29 of the Articles of Incorporation.

Chapter II. Capital. Shares

Art. 5. Issued Capital. The issued capital of the Company is set at one hundred twenty-five million twelve thousand five hundred euro (EUR 125,012,500.-) divided into one million one hundred (1,000,100) shares with a nominal value of one hundred twenty-five euro (EUR 125.-) each, all of which are fully paid up.

The rights and obligations attached to the shares shall be identical except to the extent otherwise provided by the Articles of Incorporation or by the Laws.

In addition to the issued capital, there may be set up a premium account to which any premium paid on any share in addition to its nominal value is transferred. The amount of the premium account may be used to provide for the payment of any shares which the Company may repurchase from its shareholder(s), to offset any net realised losses, to make distributions to the shareholders) in the form of a dividend or to allocate funds to the legal reserve.

Art. 6. Shares. Each share entitles to one vote.

Each share is indivisible as far as the Company is concerned.

Co-owners of shares must be represented towards the Company by a common representative, whether appointed amongst them or not.

When the Company is composed of a single shareholder, the single shareholder may freely transfer its shares.

When the Company is composed of several shareholders, the shares may be transferred freely amongst shareholders but the shares may be transferred to non- shareholders only with the authorisation of shareholders representing at least three quarters (3/4) of the capital.

The transfer of shares must be evidenced by a notarial deed or by a private contract. Any such transfer is not binding upon the Company and upon third parties unless duly notified to the Company or accepted by the Company, in pursuance of article 1690 of the Luxembourg Civil Code.

The Company may acquire its own shares in view of their immediate cancellation.

Ownership of a share carries implicit acceptance of the Articles of Incorporation and of the resolutions validly adopted by the shareholder(s).

Art. 7. Increase and Reduction of Capital. The issued capital of the Company may be increased or reduced one or several times by a resolution of the shareholder(s) adopted in compliance with the quorum and majority rules set by the Articles of Incorporation or, as the case may be, by the Laws for any amendment of the Articles of Incorporation.

Art. 8. Incapacity, Bankruptcy or Insolvency of a Shareholder. The incapacity, bankruptcy, insolvency or any other similar event affecting the shareholder(s) does not put the Company into liquidation.

Chapter III. Managers. Auditors

Art. 9. Managers. The Company shall be managed by one or several managers who need not be shareholders themselves (the “Manager(s)”)-

If two (2) Managers are appointed, they shall jointly manage the Company.

If more than two (2) Managers are appointed, they shall form a board of managers (the “Board of Managers”).

The Managers will be appointed by the shareholders), who will determine their number and the duration of their mandate. The Managers are eligible for re-appointment and may be removed at any time, with or without cause, by a resolution of the shareholder(s).

The shareholders) may decide to qualify the appointed Managers as class A Managers (the “Class A Managers”) or class B Managers (the “Class B Managers”).

The shareholder(s) shall neither participate in nor interfere with the management of the Company.

Art. 10. Powers of the Managers. The Managers are vested with the broadest powers to perform all acts necessary or useful for accomplishing the Company’s object. All powers not expressly reserved by the Articles of Incorporation or by the Laws to the general meeting of shareholder(s) or to the auditor(s) are in the competence of the Managers.

Art. 11. Delegation of Powers - Representation of the Company. The Manager(s) may delegate special powers or proxies, or entrust determined permanent or temporary functions to persons or committees chosen by them.

The Manager(s) may delegate the daily management of the Company and the representation of the Company within such daily management to one or more persons or committees of its choice.

The Company will be bound towards third parties by the individual signature of the sole Manager or by the joint signatures of any two Manager(s) if more than one Manager has been appointed.

However, if the shareholder(s) have qualified the Managers as Class A Managers or Class B Managers, the Company will only be bound towards third parties by the joint signatures of one Class A Manager and one Class B Manager.

The Company will fürther be bound towards third parties by the joint signatures or sole signature of any person to whom special power has been delegated by the Manager(s), but only within the limits of such special power.

Art. 12. Meetings of the Board of Managers. In case a Board of Managers is formed, the following rules shall apply:

The Board of Managers may appoint from among its members a chairman (the “Chairman”). It may also appoint a secretary, who need not be a Manager himself and who will be responsible for keeping the minutes of the meetings of the Board of Managers (the “Secretary”).

The Board of Managers will meet upon call by the Chairman. A meeting of the Board of Managers must be convened if any two (2) of its members so require.

The Chairman will preside at all meetings of the Board of Managers, except that in his absence the Board of Managers may appoint another member of the Board of Managers as chairman pro tempore by majority vote of the Managers present or represented at such meeting.

Except in cases of urgency or with the prior consent of all those entitled to attend, at least three (3) calendar days’ written notice of meetings of the Board of Managers shall be given in writing and transmitted by any means of communication allowing for the transmission of a written text. Any such notice shall specify the time and the place of the meeting as well as the agenda and the nature of the business to be transacted. The notice may be waived by properly documented consent of each member of the Board of Managers. No separate notice is required for meetings held at times and places specified in a time schedule previously adopted by resolution of the Board of Managers.

The meetings of the Board of Managers shall be held in Luxembourg or at such other place as the Board of Managers may from time to time determine.

Any Manager may act at any meeting of the Board of Managers by appointing in writing, transmitted by any means of communication allowing for the transmission of a written text, another Manager as his proxy. Any Manager may represent one or several members of the Board of Managers.

A quorum of the Board of Managers shall be the presence or representation of at least half (1/2) of the Managers holding office, provided that in the event that the Managers have been qualified as Class A Managers or Class B Managers, such quorum shall only be met if at least one (1) Class A Manager and one (1) Class B Manager are present.

Decisions will be taken by a majority of the votes of the Managers present or represented at such meeting.

One or more Managers may participate in a meeting by conference call, visioconference or any other similar means of communication enabling thus several persons participating therein to simultaneously communicate with each other. Such participation shall be deemed equivalent to a physical presence at the meeting.

A written decision, signed by all the Managers, is proper and valid as though it had been adopted at a meeting of the Board of Managers which was duly convened and held. Such a decision may be documented in a single document or in several separate documents having the same content and each of them signed by one or several Managers.

Art 13. Resolutions of the Managers. The resolutions of the Manager(s) shall be recorded in writing.

The minutes of any meeting of the Board of Managers will be signed by the Chairman of the meeting and by the secretary (if any). Any proxies will remain attached thereto.

Copies or extracts of written resolutions or minutes, to be produced in judicial proceedings or otherwise, may be signed by the sole Manager or by any two (2) Managers acting jointly if more than one Manager has been appointed.

Art. 14. Management Fees and Expenses. Subject to approval by the shareholder(s), the Manager(s) may receive a management fee in respect of the carrying out of their management of the Company and may, in addition, be reimbursed for all other expenses whatsoever incurred by the Manager(s) in relation with such management of the Company or the pursuit of the Company’s corporate object.

Art. 15. Conflicts of Interest. If any of the Managers of the Company has or may have any personal interest in any transaction of the Company, such Manager shall disclose such personal interest to the other Manager(s) and shall not consider or vote on any such transaction.

In case of a sole Manager it suffices that the transactions between the Company and its Manager, who has such an opposing interest, be recorded in writing.

The foregoing paragraphs of this Article do not apply if (i) the relevant transaction is entered into under fair market conditions and (ii) falls within the ordinary course of business of the Company.

No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the mere fact that any one or more of the Managers or any officer of the Company has a personal interest in, or is a manager, associate, member, shareholder, officer or employee of such other company or firm. Any person related as afore described to any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm, be automatically prevented from considering, voting or acting upon any matters with respect to such contract or other business.

Art. 16. Managers’ Liability - Indemnification. No Manager commits himself, by reason of his functions, to any personal obligation in relation to the commitments taken on behalf of the Company.

Manager(s) are only liable for the performance of their duties.

The Company shall indemnify any member of the Board of Managers, officer or employee of the Company and, if applicable, their successors, heirs, executors and administrators, against damages and expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been Manager(s), officer or employee of the Company, or, at the request of the Company, any other company of which the Company is a shareholder or creditor and by which he is not entitled to be indemnified, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for gross negligence or misconduct. In the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by its legal counsel that the person to be indemnified is not guilty of gross negligence or misconduct. The foregoing right of indemnification shall not exclude other rights to which the persons to be indemnified pursuant to the Articles of Incorporation may be entitled.

Art. 17. Auditors. Except where according to the Laws, the Company’s annual statutory and/or consolidated accounts must be audited by an independent auditor, the business of the Company and its financial situation, including more in particular its books and accounts, may, and shall in the cases provided by law, be reviewed by one or more statutory auditors who need not be shareholders themselves.

The statutory or independent auditors, if any, will be appointed by the shareholder(s), which will determine the number of such auditors and the duration of their mandate. They are eligible for re-appointment. They may be removed at any time, with or without cause, by a resolution of the shareholder(s), save in such cases where the independent auditor may, as a matter of the Laws, only be removed for serious cause.

Chapter IV.- Shareholders

Art. 18. Powers of the Shareholders. The shareholder(s) shall have such powers as are vested with them pursuant to the Articles of Incorporation and the Laws. The single shareholder carries out the powers bestowed on the general meeting of shareholders.

Any regularly constituted general meeting of shareholders of the Company represents the entire body of shareholders.

Art. 19. Annual General Meeting. The annual general meeting of shareholders, of which one must be held in case the Company has more than twenty-five (25) shareholders, will be held on the 20 of March at 10:00 a.m. at the registered office of the Company or at any other place, such as set out in the convening notice, within the Grand-Duchy of Luxembourg.

If such day is a day on which banks are not generally open for business in Luxembourg, the meeting will be held on the next following business day.

Art. 20. Other General Meetings. If the Company is composed of several shareholders, but no more than twenty-five (25) shareholders, resolutions of the shareholders may be passed in writing. Written resolutions may be documented in a single document or in several separate documents having the same content and each of them signed by one or several shareholders. Should such written resolutions be sent by the Manager(s) to the shareholders for adoption, the shareholders are under the obligation to, within a time period of fifteen (15) calendar days from the dispatch of the text of the proposed resolutions, cast their written vote by returning it to the Company through any means of communication allowing for the transmission of a written text. The quorum and majority requirements applicable to the adoption of resolutions by the general meeting of shareholders shall mutatis mutandis apply to the adoption of written resolutions.

General meetings of shareholders, including the annual general meeting of shareholders will be held at the registered office of the Company or at such other place in the Grand Duchy of Luxembourg, and may be held abroad if, in the judgement of the Manager(s), which is final, circumstances of force majeure so require.

Art. 21. Notice of General Meetings. Unless there is only one single shareholder, the shareholders may also meet in a general meeting of shareholders upon issuance of a convening notice in compliance with the Articles of Incorporation or the Laws, by the Manager(s), subsidiarily, by the statutory auditor(s) (if any) or, more subsidiarily, by shareholders representing more than half (1/2) of the capital.

The convening notice sent to the shareholders will specify the time and the place of the meeting as well as the agenda and the nature of the business to be transacted at the relevant general meeting of shareholders. The agenda for a general meeting of shareholders shall also, where appropriate, describe any proposed changes to the Articles of Incorporation and, if applicable, set out the text of those changes affecting the object or form of the Company.

If all the shareholders are present or represented at a general meeting of shareholders and if they state that they have been duly informed of the agenda of the meeting, the meeting may be held without prior notice.

Art. 22. Attendance - Representation. All shareholders are entitled to attend and speak at any general meeting of shareholders.

A shareholder may act at any general meeting of shareholders by appointing in writing, transmitted by any means of communication allowing for the transmission of a written text, another person who need not be a shareholder himself, as a proxy holder.

Art. 23. Proceedings. Any general meeting of shareholders shall be presided by the Chairman or by a person designated by the Manager(s) or, in the absence of such designation, by the general meeting of shareholders.

The Chairman of the general meeting of shareholders shall appoint a secretary.

The general meeting of shareholders shall elect one (1) scrutineer to be chosen from the persons attending the general meeting of shareholders.

The Chairman, the secretary and the scrutineer so appointed together form the board of the general meeting.

Art. 24. Vote. At any general meeting of shareholders other than a general meeting convened for the purpose of amending the Articles of Incorporation of the Company or voting on resolutions whose adoption is subject to the quorum and majority requirements of an amendment to the Articles of Incorporation, as the case may be, to the quorum and majority rules set for the amendment of the Articles of Incoiporation, resolutions shall be adopted by shareholders representing more than half (1/2) of the capital. If such majority is not reached at the first meeting (or consultation in writing), the shareholders shall be convened (or consulted) a second time and resolutions shall be adopted, irrespective of the number of shares represented, by a simple majority of votes cast.

At any general meeting of shareholders, convened in accordance with the Articles of Incorporation or the Laws, for the purpose of amending the Articles of Incorporation of the Company or voting on resolutions whose adoption is subject to the quorum and majority requirements of an amendment to the Articles of Incorporation, the majority requirements shall be a majority of shareholders in number representing at least three quarters (3/4) of the capital.

Art. 25. Minutes. The minutes of the general meeting of shareholders shall be signed by the shareholders present and may be signed by any shareholders or proxies of shareholders, who so request.

The resolutions adopted by the single shareholder shall be documented in writing and signed by the single shareholder.

Copies or extracts of the written resolutions adopted by the shareholder(s) as well as of the minutes of the general meeting of shareholders to be produced in judicial proceedings or otherwise may be signed by the sole Manager or by any two (2) Managers acting jointly if more than one Manager has been appointed.

Chapter V. Financial year. Financial statements. Distribution of profits

Art. 26. Financial Year. The Company’s financial year begins on the first day of January and ends on the last day of December of each year.

Art 27. Adoption of Financial Statements. At the end of each financial year, the accounts are closed and the Manager(s) draw up an inventory of assets and liabilities, the balance sheet and the profit and loss account, in accordance with the Laws.

Pour statnts coordonnés,

délivrés à la demande de la Société.